Exhibit 99.1

April 4, 2007

Mercury Real Estate Advisors LLC

Three River Road

Greenwich, Connecticut 06807

Re:	Mercury Press Release and Letter of March 23, 2007

Dear Sirs:

The Board of Directors has reviewed your letter and press release of March 23, 2007, regarding your assertions that Archon Corporation (the “Company”) has miscalculated the accrued dividends and liquidation preference of its Exchangeable Redeemable Preferred Stock (the “Preferred Stock”). Because of the pending litigation between the Mercury Funds and the Company, a point-by-point rebuttal to your letter is neither warranted nor necessary. However, in the interest of correcting the misleading impressions created by your letter and press release, the following responses are in order.

First, Archon stands by its calculation of the accrued dividend and liquidation preference as being entirely consistent with the Certificate of Designation governing the Preferred Stock. The amount of the accrued dividends and the liquidation preference has been set forth in the Company’s audited financial statements and publicly disclosed in numerous SEC filings, including at least five filings made prior to the Mercury Funds’ purchase of a single share of Preferred Stock.

Second, the resignation of Ernst & Young, LLP was unrelated to the calculation of the liquidation preference and accrued dividends. In fact, the Company plainly disclosed in its March 20, 2007 8-K filing that “there are no known disagreements with the Company regarding the financial statements prepared by Ernst Young.” Confirmation of this fact from Ernst & Young is contained in the exhibit attached to the Company’s amended 8-K/A filing that will be filed today and which you may verify yourself.

Third, your suggestion that “the Company received a similar claim from a different holder of the Preferred Stock, which claim has already been compromised and settled by the Company” is inaccurate. At no time has the Company settled or compromised a claim of a holder of Preferred Stock based upon a claim by such a holder that the Company had miscalculated either the accrued dividend or liquidation preference.

Fourth, with respect to your demand that the Company issue a statement regarding its intended use of the proceeds from the sale of the Las Vegas Boulevard property, we direct your attention to the Company’s 8-K filing dated April 2, 2007 which discloses that the sale remains in an extended option stage. Accordingly, it would be premature and anticipatory for the Company to issue such a statement and the

Company will consider the use of any proceeds at an appropriate time and when the sale is not subject to contingencies.

The Company has filed a motion to dismiss the Amended Complaint filed by the Mercury Funds in the United States District Court for the District of Connecticut or, in the alternative, to transfer venue to the District of Nevada. The Mercury Funds have not yet substantively responded to the motion. The Company will continue to vigorously defend itself in the lawsuit, and will continue to manage its affairs in the best interests of all its shareholders.

Very truly yours,

ARCHON CORPORATION

/s/ Paul W. Lowden

Paul W. Lowden,

President